Exhibit 99.1

10/27/2017 08:00 AM GMT, Q3 2017 Aptargroup Inc Earnings Call

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FINAL TRANSCRIPT

Q3 2017 Aptargroup Inc Earnings Call

EVENT DATE/TIME: 10/27/2017 08:00 AM GMT

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10/27/2017 08:00 AM GMT, Q3 2017 Aptargroup Inc Earnings Call

CORPORATE PARTICIPANTS

Matthew DellaMaria  -

Robert W. Kuhn AptarGroup, Inc. - Executive VP, CFO & Secretary

Stephan B. Tanda AptarGroup, Inc. - President, CEO & Director

CONFERENCE CALL PARTICIPANTS

Adam Jesse Josephson KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst

Brian Gary Rafn Morgan Dempsey Capital Management, LLC - Principal, Director of Research, and Lead Portfolio Manager

Christopher David Manuel Wells Fargo Securities, LLC, Research Division - MD & Senior Analyst

David Michael Stratton Great Lakes Review - Research Analyst

Deborah Anne Jones Deutsche Bank AG, Research Division - Director

George Leon Staphos BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research

Ghansham Panjabi Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst

Jon Robert Andersen William Blair & Company L.L.C., Research Division - Partner

Mark William Wilde BMO Capital Markets Equity Research - Senior Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to AptarGroup’s 2017 Third Quarter Conference Call. (Operator Instructions) Introducing today’s conference call is Mr. Matt DellaMaria, Senior Vice President, Investor Relations. Please go ahead, sir.

Matthew DellaMaria  -

Thank you, Howard, and welcome, everyone. Participating on the call today are Stephan Tanda, President and Chief Executive Officer; Bob Kuhn, Executive Vice President and Chief Financial Officer and Secretary. Stephan will begin our call with a brief overview of our quarterly performance. Bob will then discuss a few financial details and we’ll open it up for questions.

Information that will be discussed on today’s call include some forward-looking comments. Actual results or outcomes could differ from those projected or contained in the forward-looking statements. Please refer to Aptar’s SEC filings to review factors that could cause actual results to differ materially from those projected or contained in the forward-looking statements. We will post a replay of this conference call on our website. Aptar undertakes no obligation to update the forward-looking information contained therein.

I would now like to turn the conference call over to Stephan.

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10/27/2017 08:00 AM GMT, Q3 2017 Aptargroup Inc Earnings Call

Stephan B. Tanda AptarGroup, Inc. - President, CEO & Director

Thanks, Matt, and good morning, everyone. As you saw in our press release yesterday, we reported core sales growth in each of our 3 business segments. Our Pharma segment was up against a difficult comparison to the prior-year third quarter, as this segment reported some significant custom tooling sales a year ago. However, strong demand across each end market of our industry leading drug delivery devices and elastomer components offset the decline in tolling sales.

Our Beauty + Home segment also reported core sales growth, primarily on increased sales to the personal care and home care markets. And our Food + Beverage segment posted sales growth in both end markets.

Come to the Beauty + Home segment’s operating profitability, it was negatively impacted by several transitory factors, including the operational issues at our decorative facility in Europe. We are making progress in remediating the situation, although it will take several quarters before we’ll have seen positive results. Higher raw material costs relative to the prior year and the devaluation of the Argentine peso also were headwinds on operating margins.

As discussed last quarter, we are focusing on returning Beauty + Home to sustainable profitable growth and we are on the process of working through several actions and initiatives across the business to drive change. We will be sharing more information about our progress with our fourth quarter results.

Our corporate expenses were higher than in the prior year, primarily due to higher professional fees. Our earnings per share improved over the prior year, primarily due to certain discrete tax benefits recognized in the quarter related to foreign tax settlements. In a few moments, Bob will go into more detail on different items that impacted our bottom line.

We had several interesting product launches this quarter that I would like to share with you. In the beauty market, our fine-mist spray pumps were chosen by Coty for their new global perfume introduction called Gucci Bloom. And in Brazil, Natura, is launching a line extension of its Kaiak fragrance family with the K Deo fragrance for men, featuring what we call an integrated top packaging, which includes spray pump, shoulder and cap. Also, our cosmetic pump and custom cap were featured on the new liquid maker product for Burt’s Bees. The cap has a sustainability element as it’s made with 25% post-consumer recycled resin.

In the personal care market in Europe. Our custom flip top closure with SimpliSqueeze valve is featured on a new line of concentrated shower gel by Yves Rocher called I Love My Planet. And our soft tips applicators with SimpliSqueeze technology are found on new haircut products with direct-to-scalp applications.

We also continue to expand into the oral care market as our airless pump is now featured on the whitening toothpaste by Supersmile in North America. Finally, in home care, our aerosol valve actuator is featured on a new odor-defense spray that Clorox is starting to launch across North America.

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10/27/2017 08:00 AM GMT, Q3 2017 Aptargroup Inc Earnings Call

Our Pharma business continues to perform very well. In the prescription market, Walgreens, recently announced that it will start Narcan, featuring Aptar’s unique unit-dose dispensing system in all of its more than 8,000 pharmacies nationwide. In Latin America, our metering valve with a dose indicator is now featured for the first time on fluid form.

In the consumer healthcare market, our Ophthalmic Squeeze Dispenser was chosen for a product in Russia to treat intraocular pressure related to glaucoma, and our pump is featured in Asia on a new melatonin spray.

In the beverage market, our SimpliSqueeze valve is featured in Gualapack’s no-spill pouches used for baby juice products in Europe. And our sports closures be found on several bottled water products that have launched in Latin America, including a 1-liter version of DASANI water by Coca-Cola.

In the food market, our custom push valve closure was featured for the first time on an Enfamil liquid infant formula by Mead Johnson nutrition in North America. And our spray actuator with bag-on-valve technology, as a reminder, that allows propellant-free spray and 360-degree actuation is found in Kroger’s cooking spray in North America.

Finally, our closure with SimpliSqueeze valve is featured on the first inverted dairy spreadable cream product in Mexico. As we look to the fourth quarter, we anticipate revenue growth in each segment. However, we expect headwinds from the decorative facility to continue to impact Beauty + Home margin and raw material costs are likely to negatively impact our profitability as well.

In closing, we are committed to bring into life product dispensers to transform the user experience across categories, adding tangible value that did not exist before to our brands, consumers and the brands.

Our dispensing solutions will continue to revolutionize the industry by providing our customers with first-mover advantages and consumers will continue to benefit for more innovative, convenient and safer products.

At this time, I will turn it over to Bob, who will review some of our financial details.

Robert W. Kuhn AptarGroup, Inc. - Executive VP, CFO & Secretary

Thank you, Stephan, and good morning, everyone. I’ll briefly cover a few details and then we will turn it over for questions. In looking at how our business segments performed in the quarter, I’ll start with our Beauty + Home segment. As you saw in our press release, core sales keeping currencies constant, increased 3%.

Looking at sales growth by market on a constant-currency basis, core sales to the beauty market were flat. This is mostly due to the challenges at our decorative facility that provides custom solutions for the prestige fragrance and cosmetics market. Core sales to the personal care market increased 4% due to

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10/27/2017 08:00 AM GMT, Q3 2017 Aptargroup Inc Earnings Call

stronger sales in body care. Core sales for the home care market increased 9% from the prior year due primarily to an increase in tooling and product sales related to the automotive sector.

When we look at profitability, I will be referring to EBITDA margins. And in the quarter, our Beauty + Home segment had an EBITDA margin of 13%, which was below the prior year’s margin of 15%. Margins were negatively impacted by the operational issues at our decorative facility in Europe that accounted for approximately $3 million, higher material costs relating to the timing of resin cost pass-throughs that were about $1 million, higher metal and other component costs that was an additional $1 million. And lastly, currency transaction losses in Latin America of about $1 million.

Our Pharma segment achieved core sales growth of 1%, even with the difficult comparisons with the prior year and attained an EBITDA margin of 33%. Core sales for the prescription market increased 2%, primarily due to increased demand from our metered-dose inhalers for asthma and COPD. Core sales to the consumer healthcare market decreased 6%, driven primarily by tooling due to the exceptionally large tooling sales of $11 million we had in the prior year. Looking only at core product sales, excluding tooling, sales were up 10%. And finally, core sales to the injectables market increased 15%.

It was also a very good quarter for our Food + Beverage segment, where core sales increased 8%. Food + Beverage’s EBITDA margin remained at 20% comparable to a year ago.

Looking at each market, core sales for the food market increased 3%, primarily due to continued demand for closures used on condiments and granular foods, and this growth would have been higher had it not been for a decrease in custom tooling sales compared to the prior year.

Core sales for the beverage market increased 18%, primarily due to a high level of custom tooling and product sales to the premium bottled water market. If we isolate just product sales, we were up 8% in the beverage market. Tooling sales of approximately $3 million relating to a specific bottled water project, accounted for the remainder of the total growth.

In addition to the segment margin headwinds I previously outlined, our consolidated earnings were negatively impacted by higher professional fees, primarily related to transaction advisory services of approximately $2 million. We also recognized certain tax benefits in the quarter that had a positive impact on earnings per share, including a $0.05 impact relating to a foreign tax settlement and a $0.01 impact related to our adoption of the new accounting standard for share-based compensation.

Cash flow from operations in the quarter was approximately $116 million. Capital expenditures were approximately $54 million, and our free cash flow was approximately $62 million compared to $83 million a year ago. The primary reason for the decrease in free cash flow relates to an increase in capital expenditures in the quarter. Through the first 9 months, free cash flow has increased to $144 million compared to $110 million a year ago.

Regarding our share repurchase program in the quarter, we repurchased approximately 550,000 shares

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10/27/2017 08:00 AM GMT, Q3 2017 Aptargroup Inc Earnings Call

for approximately $45.5 million. The remaining amount authorized under our current program is $190 million.

Looking at our balance sheet capitalization. On a gross basis, debt-to-capital was approximately 53% while, on a net basis, it was approximately 27%. And we remain slightly over 1x levered compared to our trailing 12-month adjusted EBITDA.

Considering current exchange rates, we expect depreciation and amortization for the full year to be approximately $155 million to $160 million, and that our capital expenditures will also be in this range. Lastly, we expect our effective tax rate for the fourth quarter to be in the range of 26.5% to 28.5%, which includes an estimate of $0.01 for the potential tax benefit related to the stock-based compensation accounting method.

At this time, Stephan and I would be glad to answer any of your questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question or comment comes from the line of Mark Wilde from BMO Capital.

Mark William Wilde BMO Capital Markets Equity Research - Senior Analyst

First question I had is, can you just quantify what you expect the impact from resin to be as we think about the fourth quarter?

Robert W. Kuhn AptarGroup, Inc. - Executive VP, CFO & Secretary

Yes. It’s always a challenge, Mark, because of the timing of the pass-throughs, the volumes and the particular customers as each customer has a slightly different pass-through mechanism. But if I look to the third quarter as a reference, we had about $1 million headwind on the resin cost, primarily in the Beauty + Home segment. And right now, based on our estimates, we would expect that to be about double in the fourth quarter. So we’re thinking about $2 million, but, again, that could change depending on volumes and customer mix.

Mark William Wilde BMO Capital Markets Equity Research - Senior Analyst

Okay. And then for the — my second question, since you’ve kind of called out the professional fees, I wondered if you could just update us on kind of the M&A pipeline right now and kind of what the focus areas are for you.

Stephan B. Tanda AptarGroup, Inc. - President, CEO & Director

Yes. Mark, obviously, it is a very active environment. Valuations are challenging. We look — continue to look at opportunities across all of our segments. And in the end, what’s really determining is do we see

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10/27/2017 08:00 AM GMT, Q3 2017 Aptargroup Inc Earnings Call

the value-creation opportunity with the opportunity in front of us. We remain a disciplined acquirer. I think what you see transpire here in the third quarter is an example of that. When valuations just get too frothy, then we won’t do the deal. But certainly, we will — we are looking across all our segments.

Operator

Our next question or comment comes from the line of Ghansham Panjabi from Baird.

Ghansham Panjabi Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst

First up, the new products that you were referring to in Beauty + Home, is the magnitude of these launches any different than what you would see in any given year? I’m just trying to get a sense of whether these are truly incremental from a growth perspective.

Stephan B. Tanda AptarGroup, Inc. - President, CEO & Director

Yes. Thanks, Ghansham. Certainly, our focus is to return Beauty + Home to profitable growth. It’s a comprehensive effort. As we talked at the Capital Markets Day, we have a high sense of urgency, and we started with this commercial excellence effort first. So I would certainly say that what you see is a first sign of the green shoots that we talked about over the summer and the Capital Markets Day. And if we call our product launches, it’s certainly contributing to getting us back on our growth track.

Ghansham Panjabi Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst

Okay, that’s helpful. And then just in terms of pharmaceuticals. You mentioned you had tough comps in 3Q. Last year was a very strong year regardless. How should we think about the fourth quarter from a core sales perspective for Pharma in light of the 3 segments that you have — the 3 subsegments you have in that segment?

Stephan B. Tanda AptarGroup, Inc. - President, CEO & Director

Yes. I think, in my remarks, you’ve heard that we really say that each of the segments will show core sales growth in quarter 4 as far as we can tell at this moment, and that certainly includes Pharma.

Operator

Our next question or comment comes from the line of George Staphos from Bank of America.

George Leon Staphos BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research

My first question is just, as we look out to the holiday sales around perfume and other similar products, what is the outlook at this juncture in terms of launches? We just got a GDP report that showed the economy was accelerating. Are you seeing that start to build on your backlogs and your shipments?

Stephan B. Tanda AptarGroup, Inc. - President, CEO & Director

Yes. I think, really don’t want to go at this stage beyond the guidance we’ve given, where we say, hey, we will have, of course, sales growth also in the Beauty + Home segment as far as we can tell for Q4. Certainly, an improving economy bodes well for the holiday purchases, but let me not go beyond that.

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10/27/2017 08:00 AM GMT, Q3 2017 Aptargroup Inc Earnings Call

George Leon Staphos BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research

Okay. The only reason I brought it up is, I think, Stephan, last quarter, you said you’d be in a position to talk more about it this quarter. But we shouldn’t read anything negatively from your comments here other than you just want to keep it to a high level by segment, would that be fair?

Stephan B. Tanda AptarGroup, Inc. - President, CEO & Director

Yes, that would be very fair.

George Leon Staphos BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research

Okay. I appreciate your patience with that. Can you comment at all about the trends in the Asian beverage market that’s been a bit of a hurdle for you really going back, I guess, 4, 5 quarters? Given that it wasn’t called out, it seems like it — at least our impression is it’s now behind you. Would that be fair? And could you provide a bit more color on that?

Stephan B. Tanda AptarGroup, Inc. - President, CEO & Director

Well, I think, George, what we said last time is that we expect to lap — this to lap by the end of the year. Certainly, this has been a decent quarter, not — therefore, we didn’t  call it out on the plus or the minus. But it will remain a somewhat volatile situation because we still expect this to lap by the end of the year.

George Leon Staphos BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research

Okay. And then lastly, and I’ll turn it over, there’s been some acknowledgment in recent quarters that, again, in Beauty + Home, along with some of the headwinds from an operating standpoint and raw material standpoint, there’s been a little bit more competitive activity perhaps that you felt than maybe prior years. Is that preventing you at all, if that’s still the case, pushing through the price increase that you need to offset raw materials? Or has that competitive activity, if we have it correctly framed, lessened in any regard?

Stephan B. Tanda AptarGroup, Inc. - President, CEO & Director

Yes. There’s really no change in the competitive pressure from when we talked last. I think we’ve been quite transparent in the Capital Markets Day that, indeed, we’ve been caught on the back foot in a few situations and lost some shares, and all the efforts we’re doing in Beauty + Home are intended to get us back on the front foot. And I feel pretty good about that. To be honest, coming into this industry, I’m still amazed about the discipline in resin pass-through, and I have not seen any change in our ability to pass through resin increases. Of course, we all know it also goes on the other side of the curve, but that is the feature of this industry that I think is very well established.

Operator

Our next question or comment comes from the line of Debbie Jones from Deutsche Bank.

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10/27/2017 08:00 AM GMT, Q3 2017 Aptargroup Inc Earnings Call

Deborah Anne Jones Deutsche Bank AG, Research Division - Director

Could you quantify just — the facility in Europe is having issues. I know you called out the $3 million in the quarter. But if we put in what you have in guidance for Q4, if you could highlight that. And then just for the full year, what is that impact? And are you able to give us a sense of magnitude of how much you think that could come off in 2018?

Robert W. Kuhn AptarGroup, Inc. - Executive VP, CFO & Secretary

We’re not going to put a specific number out there. Certainly, the focus and the emphasis that we’ve put on it, we would expect an abatement of the impact. But we still have a certain amount baked into the fourth quarter. We’re just not going to quantify what that is.

Deborah Anne Jones Deutsche Bank AG, Research Division - Director

Okay. All right. The second question, you’ve addressed the professional fees, and you have about $1 billion sitting on your — in cash right now on your balance sheet. And I realize you don’t want to comment about what exactly you’re going to do, but can you give us a sense for how long does it really make sense to keep that there? It’s much higher than your average long-term cash balance. And I realize that the debt rate is not all that unattractive, but just kind of give us a sense of how long it makes sense to keep it there.

Robert W. Kuhn AptarGroup, Inc. - Executive VP, CFO & Secretary

Sure. I mean, certainly, as you know, we would like to be able to use that for both M&A activity and internal investment in our core sales growth. If you look at what it is, you’re right, it’s more than we’ve ever had. But previously, all that money was sitting in Europe and that interest rate environment was really earning 0 to negative interest rates. So we were able to bring it over at a time that made sense. From a repatriation perspective, we’re earning about 1% to 1.5% on safe, secured deposits in the U.S. And on the flip side, that’s approximately what we’re paying on the borrowings that we had. So even just from a pure financial sense, it made sense to do what we’re doing. M&A would be obviously our first target. Stephan talked a little bit about it. I mentioned it in my comments. We can’t always put a time frame on when we’re going to pull the trigger on that. But certainly, what it does is it gives us ultimate flexibility into looking into that continued reinvestment in our own facilities, continued consistent share buyback. And we’re evaluating also our current U.S. borrowings in — as far as that goes as well.

Operator

Our next question or comment comes from the line of Adam Josephson from KeyBanc.

Adam Jesse Josephson KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst

Stephan, can you remind us of your views of large acquisitions and the frequency with which they work out, at least in your experience?

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10/27/2017 08:00 AM GMT, Q3 2017 Aptargroup Inc Earnings Call

Stephan B. Tanda AptarGroup, Inc. - President, CEO & Director

Yes, sure. Glad to. So what I really love is bolt-on deals that allow you to clearly quantify and then organize against the lift — the synergies. So — and I think the statistics are very clear on large transformational transactions, that they just have a much higher risk profile. So — and that hasn’t changed, as we discussed, I think, before, in my career. I’ve been around 20 deals or so and certainly some 15 under my responsibility. And just the experience is that the bolt-on ones tend to turn out better than the large transformational ones, and my view certainly hasn’t changed on that.

Adam Jesse Josephson KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst

A couple of others. Bob, what euro rate are you assuming in your guidance?

Robert W. Kuhn AptarGroup, Inc. - Executive VP, CFO & Secretary

The spot rate at the end of the quarter, which was $1.18.

Adam Jesse Josephson KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst

$1.18, okay. And then just last one. EBIT for the company last year was up 1%. This year, it’s down 4% year-to-date. Obviously, there have been a number of issues and beating, I mean, elsewhere. I mean, broadly speaking, what do you think it will take to get back to the company’s historical rate of EBIT growth? Is it just better end markets? Is it better execution in Beauty + Home? What is most likely to get you back to your historical path?

Stephan B. Tanda AptarGroup, Inc. - President, CEO & Director

Yes. Maybe let me kick it off. I think if you go back to what we covered at the Capital Markets Day, I mean, fundamentally, half of the company has a performance gap. That’s Beauty + Home. That does need a comprehensive effort to get back on track to where we want it to be. And we have our sleeves rolled up with a high sense of urgency. We covered the main thing that we are doing around commercial excellence, around operational improvements across all the sites. We got the European decorative facility as a bonus challenge and SG&A. So it is really a comprehensive effort. And with Q4 results, we’re going to give you the numbers that go with that. And certainly, we wouldn’t do that effort if we didn’t expect to get back to where we should be also for that business, and that will certainly also help the total company.

Operator

Our next question or comment comes from the line of Chris Manuel from Wells Fargo.

Christopher David Manuel Wells Fargo Securities, LLC, Research Division - MD & Senior Analyst

First is, I think, you’ve called out $3 million from the decorative facility. And I remember that kind of happening in 2Q, and it sounds like, from commentary, it’s going to continue into 4Q. Could you maybe just give us a sense again as to how long you anticipate that lingers? What you — and I forget what the issue — how big the issue was in 2Q. Was it a similar magnitude? And again, what are you anticipating before it’s fixed and kind of resolution there?

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10/27/2017 08:00 AM GMT, Q3 2017 Aptargroup Inc Earnings Call

Stephan B. Tanda AptarGroup, Inc. - President, CEO & Director

Yes. Let me kind of step back and remind everybody. So what happened there is, basically, the team greatly underestimated the complexity of one major product launch and what it would take to put that product together and get it on the market. And with a facility that was already pretty well booked, that brought the whole facility to its knees and have a knock-on effect to the other products that are being produced there. So it is a substantial challenge. I think the Q2 impact, we haven’t quantified, but it wouldn’t be far off to what you saw in Q3. And the product — we still have to meet all our obligations for those customers, and we’re getting better at meeting those obligations, but the product will not go away. So it will take several quarters to work its way out. Obviously, over time, the impact will abate as we take corrective actions, but the product will be with us until it restages.

Christopher David Manuel Wells Fargo Securities, LLC, Research Division - MD & Senior Analyst

So just to clarify, I mean, this is something that if you have this total product restages, that could be years? Or...

Stephan B. Tanda AptarGroup, Inc. - President, CEO & Director

No, I would say we certainly will, with a declining impact, unless we make some improvements to it. I think with a few quarters by the end of next year, we should be out of that.

Christopher David Manuel Wells Fargo Securities, LLC, Research Division - MD & Senior Analyst

Okay. And then my follow-up question was, what’s the repatriation of bringing back some of the money? Just so, I hope, I understand the mechanics. And I recognize this was a last quarter event as well, but seeing it show up on the balance sheet kind of makes us much more acutely aware, I guess. Was there a tax impact? Or do you anticipate one? And — or could that be something you’re kind of deferring down the road if we have a change in corporate tax rate? What are kind of the thoughts there?

Robert W. Kuhn AptarGroup, Inc. - Executive VP, CFO & Secretary

So — yes, there was a tax impact and, in fact, you’ll see that outlined in the Q that we’re going to file. So there was a tax impact, but much less than what we had historically disclosed as to what it would be. So if you remember, typically, repatriations were costing us anywhere between, let’s say, 8% and 12%. But because of the crazy mechanics and where the exchange rates were at that time, the tax impact was much less than at 8% to 12%. So offsetting that, we did hedge — once we made the commitments, since it was a large number to bring back, we did take out a hedge on that coming back. Now from the time we committed and took out the hedge, the exchange rates kind of went against us. Fortunately though, we had a loss on the hedge that we got a deduction for. So you won’t see it so much in the tax line. But net-net, it still came through at a very, I would call, tax-efficient manner compared to what it historically would have cost us.

Operator

Our next question or comment comes from the line of David Stratton from Great Lakes Research.

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10/27/2017 08:00 AM GMT, Q3 2017 Aptargroup Inc Earnings Call

David Michael Stratton Great Lakes Review - Research Analyst

I just have one regarding the Narcan at Walgreens. And will moving to a chain and presumed better supply be a needle mover for you as it gains accessibility across the country?

Stephan B. Tanda AptarGroup, Inc. - President, CEO & Director

Yes. I think, obviously, if you follow the news, it’s clear that there is a tremendous pickup in the opioid epidemic in this country, and Narcan clearly can play a role in equipping first responders to help save people’s lives when they overdose. And therefore, having a much broader availability of Narcan only makes sense and, certainly, it will help our business also if more Narcan is being sold. And the distribution that we called out, I think, is a major step. It will be stuck behind the counter. But nevertheless, you can then get it without a prescription, which is quite important. I think more on a personal basis, I think, if people get high-potency painkillers, they probably should have Narcan at home.

David Michael Stratton Great Lakes Review - Research Analyst

Right. And then is Aptar on every single Narcan pump?

Robert W. Kuhn AptarGroup, Inc. - Executive VP, CFO & Secretary

I think there’s still some alternative methods that are out there, some of the old modified syringe and things like that. But clearly, I think the convenience and the ease of use and the rapid acceptance of our unit-dose system, we would expect certainly that would be the device of choice going forward.

Stephan B. Tanda AptarGroup, Inc. - President, CEO & Director

I mean, this is really the third generation. When you think about it, it used to be in a syringe, and you had to reconstitute the pharma ingredient with water and then inject it. So it would take first responsers several minutes to administer that. And with this unit-dose nasal device, you can just, without much training, administer it right away.

Operator

Our next question or comment comes from the line of Brian Rafn and from Morgan Dempsey.

Brian Gary Rafn Morgan Dempsey Capital Management, LLC - Principal, Director of Research, and Lead Portfolio Manager

I was going to ask you about the Christmas pipeline, but I’ll (inaudible) the question on the perfume side. Can you maybe break out the prestige premium kind of perfume cosmetic side from more than mass market side? And just kind of give me a sense as to the 2 different kind of tranches, how they’re doing.

Robert W. Kuhn AptarGroup, Inc. - Executive VP, CFO & Secretary

I think, in general, Brian, I mean, our fragrance business was relatively flat. I think some of the flatness was due, as we mentioned, to the decorative facility, which is providing decorative packaging primarily for fragrance and primarily for prestige and also cosmetics. So I mean, I think mass is still doing okay on the fragrance side. But overall, if you take prestige as a full category, we’re down a little bit in that category in the quarter.

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10/27/2017 08:00 AM GMT, Q3 2017 Aptargroup Inc Earnings Call

Brian Gary Rafn Morgan Dempsey Capital Management, LLC - Principal, Director of Research, and Lead Portfolio Manager

Okay. In that (inaudible), are those end markets themselves in a modestly tepid recovering economy? Are they — are you seeing any significant changes in those end markets ex the decorative issue?

Robert W. Kuhn AptarGroup, Inc. - Executive VP, CFO & Secretary

I have to look at it geographically. But certainly, we’re starting to see an improvement in Brazil, which is a heavy beauty market for us. So I would say that we’re going to see a nice rebound in Latin America. I think Europe is going to kind of be chugging along right now. We’re not seeing any extreme volatility one way or the other. And as we’ve talked about on past calls, the U.S. in fragrance has been relatively flat now for quite a while. So I would say, positive Latin America, relatively stable in both Europe and the U.S. for the time being.

Brian Gary Rafn Morgan Dempsey Capital Management, LLC - Principal, Director of Research, and Lead Portfolio Manager

Okay. You guys had fairly robust product line launches. Let me ask, I think, with Stephan’s comments, are those launches in the millions of units or the tens of millions of units? And are you seeing any shifts from historical maybe legacy experience from more of a regional or national or international focus? And then are you seeing any changes in the lifespan of the reformulations? Are they 2- to 3-year product cycles or 5 to 8 or product cycles lengthening or shortening?

Robert W. Kuhn AptarGroup, Inc. - Executive VP, CFO & Secretary

Brian, the one thing that we are seeing — I mean, I can’t speak to each one of the launches that Stephan talked about. But one thing we are seeing is a surge in what we would kind of term the indie brands. So smaller customers, people creating new products, with the distribution channels being through Amazon and e-commerce and things like that. It’s becoming more and more important for us to be closer to some of these smaller new startup-type customers. By definition, those volumes are typically smaller. So the good news is they like innovation, they like to have kind of an eye-popping product right out of the gate. So we can’t neglect those. I would say overall, volumes, in general, are — in terms of launches are much more conservative than they were in the past as customers are still also concerned about inventory levels and things like that. I think just in general, systems and inventory tracking methods have improved such that we’re not shipping tens of millions of quantities at a time. I mean, there’s an expectation that we’re supplying our customers more in a just-in-time method.

Stephan B. Tanda AptarGroup, Inc. - President, CEO & Director

Maybe the one thing I could add is, the retail environment certainly is shifting also for our customers’ products. But that doesn’t mean that the consumption is decreasing. So what used to be in the classical — purchased in a classical U.S. department store now you get more through a Sephora or an Ulta, where you have that retail experience also in a different format and people can also take care of getting a haircut or getting a face makeup experience. So these kind of retailers are gaining grounds. And then of course, we’ve mentioned it, in Asia, travel retail is very important and particularly for the more premium

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10/27/2017 08:00 AM GMT, Q3 2017 Aptargroup Inc Earnings Call

brands. So the products are still getting to consumers. They’re just getting to consumers in different ways and, as Bob said, probably in a more fragmented brand environment.

Brian Gary Rafn Morgan Dempsey Capital Management, LLC - Principal, Director of Research, and Lead Portfolio Manager

Got you. I appreciate that — appreciate the visibility you had. Let me ask you just one more question, Stephan, on kind of your M&A philosophy. If you look at — are you — you talked about bolt-on acquisitions. Are you more interested in bolt-on acquisitions where you can rapidly grow the multiples of sales like you guys have done maybe with injectables, where maybe the front-end premium you pay on a $20 million acquisition that can be $100 million in sales in 5 years is a little bit dilutive, a little less sensitive. Are you more interested in finding things where you have more sales size, but it’s about cost containment, margin expansion and things you can do on an operating basis?

Stephan B. Tanda AptarGroup, Inc. - President, CEO & Director

Well, let me back up. Clearly, when I was talking about bolt-on acquisitions, I was talking about operations with substantial footprint where, indeed, you can have cost synergies and things that fit together. I think all of us have been around the block. Sales synergies are a lot harder to execute on than cost synergies. So certainly, for larger acquisitions in the bolt-on category, I wouldn’t want to rely on sales synergies to make the deal pay. When it comes to kind of innovations, investments, early-stage pipeline, that’s a completely different story. But there, we also don’t talk about hundreds of millions. Kali Care would be a good example. You talk single-digit millions for innovation-type investments.

Operator

Our next question or comment comes from the line of Jon Henderson from William Blair.

Jon Robert Andersen William Blair & Company L.L.C., Research Division - Partner

Stephan, just wondering if you could comment broadly on migration of volume online in some of your end markets. And to what extent do you see that as an opportunity or a risk for your business, the kind of novel dispensing systems? And how to think about that a little bit just from an opportunity and risk perspective?

Stephan B. Tanda AptarGroup, Inc. - President, CEO & Director

Yes. Obviously, it really depends by segment. We’ve talked probably the most about pharma where we see the whole digitization as potentially being transformatory. But down the road in terms of connected devices, whether it’s in the clinical trial setting or whether it’s in the outpatient care setting where you can really track how folks take their drugs and when they take their drugs. It’s not so much at this stage that we see a change in distribution. Although when you look at today’s deals at CVS, (inaudible) might change. Now closer to your question, when you look at home care, beauty care, I think we talked before, particularly on home care, that how that package performs in transit was kind of an Amazon shipping type of scenario. That is very important, and that opens the route to innovation. It gets us closer to work together with packaging engineers of Amazon and how we can make sure that product performs also in transit. I think at the Capital Markets Day, we highlighted 2.5x the number of handling steps if you’re in

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10/27/2017 08:00 AM GMT, Q3 2017 Aptargroup Inc Earnings Call

an e-commerce environment compared to a classical retail environment. So I see that as an opportunity for innovation. And in Food + Beverage, almost the same story. Of course, it’s not shifting as rapidly online for our type of format with beverages, but certainly, I can see that coming down the road with in-home — with home delivery of groceries also. So overall, I see that more as an opportunity for us but expressing itself differently by segment.

Jon Robert Andersen William Blair & Company L.L.C., Research Division - Partner

That’s helpful. One follow-up. Where are you with respect to recruiting new leadership for the Beauty + Home business in North America? And then if you could just comment on progress towards commencing shipments from the Congers, New York facility.

Stephan B. Tanda AptarGroup, Inc. - President, CEO & Director

Yes, sure. I think we mentioned at the Capital Markets Day that we have brought onboard the new leader of Beauty + Home North America. He comes from the industry, has a good balance between kind of commercial, sales marketing but also operating experience, bilingual, French-English-Canadian national. So fits very well into the culture and has hit the ground running. With respect to the Congers, we still expect to ship by the end of the year. Validation — customer validations are ongoing. And there’s no change from what we said before.

Operator

(Operator Instructions) We have a follow-up question from Mr. George Staphos.

George Leon Staphos BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research

Just a couple of quick follow-ons. First of all, recognizing that you are looking for broadly core growth in each of your segments in the fourth quarter, is it possible to comment on what you think the margin or margin dollar trend directionally will be for each of the segments up or down. Presumably, Beauty + Home is still the toughest, perhaps, because of the issues at the decorative facility. Any thoughts on that would be helpful. That’s question #1. And then just a housekeeping. Again, I don’t recall you mentioning it on this call. If you did, I apologize in advance. Last quarter, you mentioned the power outages in China. I’m guessing that, that became a nonevent, but just wanted to clarify that.

Stephan B. Tanda AptarGroup, Inc. - President, CEO & Director

Yes. Maybe let me talk about China. That’s easier than (inaudible). Basically, it was another one of the transitory factors. It was a week that we were out and that was it. But we, obviously, didn’t note it at the time. So we highlighted it to you. But that’s it for China.

Robert W. Kuhn AptarGroup, Inc. - Executive VP, CFO & Secretary

Yes, so on the margins, George, I mean, typically, we do not go out and give guidance on where we think the margins are going to go. But I can’t tell you that we are going to see some similar headwinds in Q4 that we saw in Q3. So as we’ve mentioned already, we still expect (inaudible) to negatively weigh on the Beauty + Home results. We are expecting an increase in the input costs negatively impacting really more

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10/27/2017 08:00 AM GMT, Q3 2017 Aptargroup Inc Earnings Call

than what they did in Q3. So those types of things are going to weigh in.

Operator

(Operator Instructions) I’m showing no additional questions at this time. I’d like to turn the conference back over to Mr. Tanda for any closing remarks.

Stephan B. Tanda AptarGroup, Inc. - President, CEO & Director

Thanks, everybody, for joining us. Appreciate to catch up with you at the Q4 call, and goodbye.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This concludes the program. You may now disconnect. Everyone, have a wonderful day. Speakers, standby.

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